UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 7, 2005

Date of Report (Date of earliest event reported)

COMMERCIAL CAPITAL BANCORP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50126	33-0865080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8105 Irvine Center Drive, 15th Floor, Irvine, California 92618

(Address of principal executive offices)           (Zip Code)

(949) 585-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events.

On February 7, 2005, Commercial Capital Bancorp, Inc. (the “Company”) and TIMCOR Exchange Corporation (“TIMCOR”), announced today the signing of a definitive agreement (“Agreement”) in which the Company will acquire TIMCOR in an all stock transaction with a fixed value of approximately $29.4 million. TIMCOR is a leading “qualified intermediary”, which facilitates tax-deferred real estate exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986. Timcor will operate as a subsidiary of the Company with its current management team and Timothy Harris continuing to serve as its President. Mr. Harris will also become an Executive Vice President of the Company. The transaction, which is subject to the satisfaction of certain closing conditions, is not subject to shareholder or regulatory approval and is expected to close by the end of this month. A copy of the press release is attached as exhibit 99.1 to this form 8K.

The Company will host a conference call and webcast on Monday February 7, 2005 to discuss the acquisition of TIMCOR. Conference call and webcast access information is contained in the press release. The webcast will include a slide presentation, which is attached as exhibit 99.2.

Item 9.01: Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	The following exhibits are included with this Report:

Exhibit 99.1 Press Release dated February 7, 2005.

Exhibit 99.2 Slide Presentation dated February 7, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ Stephen H. Gordon
Stephen H. Gordon Chairman of the Board and Chief Executive Officer

Date: February 7, 2005